EXHIBIT 99

NEWS RELEASE

PGT Reports 2014 Fourth Quarter and Fiscal Year Results

VENICE, FL., February 25, 2015 - PGT, Inc. (NASDAQ: PGTI), the leading U.S. manufacturer and supplier of residential impact-resistant windows and doors, announces financial results for its fourth quarter and year ended January 3, 2015.

“2014 was a great year for PGT. We opened our new glass processing facility to reduce dependence on outsourced finished glass units and we acquired CGI expanding our impact product offering and adding another market-leading brand to our portfolio,” said PGT’s Chairman of the Board and Chief Executive Officer, Rod Hershberger.

Mr. Hershberger continued, “We continue to outpace our underlying markets in terms of top-line growth, as PGT’s quarter over quarter sales increased 16.1%, or $10.0 million.  Including CGI, our consolidated sales grew 36.6%, or $22.7 million. For the year, sales increased $67.1 million, or 28.0%, to $306.4 million. While proud of all that our dedicated and success-driven employees accomplished in 2014, we are even more excited about our potential for success in 2015 and beyond.”

Financial highlights for the fourth quarter ended January 3, 2015 include:

●	Net sales of $84.7 million, an increase of $22.7 million, or 36.6%, including $12.7 million of CGI net sales, and representing organic growth of $10.0 million, or 16.1%;

●	Net income of $2.9 million, compared to $5.3 million;

●
Net income, adjusted for the costs related to the start up of our new glass facility, certain new product launch and ERP implementation costs and ineffective hedges of $4.2 million, compared to $5.9 million (reflecting tax expense of $2.3 million in 2014, compared to none in 2013);

●           Adjusted net income per diluted share of $0.08, compared to $0.12;

●
EBITDA, adjusted for the costs related to the start up of our new glass facility, certain new product launch and ERP implementation costs and ineffective hedges, of $12.1 million, including $2.9 million (or 22.8% of sales) of EBITDA from CGI, compared to $9.5 million.

Commenting on the fourth quarter, Brad West, PGT’s Chief Financial Officer, stated, “For the fourth quarter of 2014, gross margin adjusted for costs related to the start up of our new glass facility and the new product launch was 29.6%, representing a decrease of 3.6%. The decrease in gross margin was caused by several factors, including a 1.2% negative impact of an extra week of fixed costs as a result of 2014’s fiscal calendar containing 53 weeks, and other items including an increase in scrap and labor costs, increased healthcare costs, higher cost of aluminum and a shift in mix towards new construction and vinyl sales.”

Mr. West continued, “During the quarter, we incurred $1.2 million in costs relating to the ramp up of glass capacity, approximately $800 thousand in charges related to ineffective hedges, and approximately $600 thousand in costs related to new product development, ERP system implementation, and the CGI acquisition. We also generated cash flow from operations of $5.4 million during the fourth quarter and continue to effectively control our selling, general and administrative expenses which decreased to 18.6% of sales, compared to 22.2% in the fourth quarter of 2013, due to strong leverage in this category.”

Financial highlights for the fiscal year ended January 3, 2015 include:

●	Net sales of $306.4 million, an increase of $67.1 million, or 28.0%; including $13.3 million of CGI net sales, and representing organic growth of $53.8 million, or 22.5%;

●	Net income of $16.4 million, compared to $26.8 million;

●
Net income, adjusted for costs related to the acquisition of CGI, debt refinancing and common stock offering costs, costs related to the start up of our new glass facility, certain new product launch and ERP implementation costs and ineffective hedges, of $21.6 million, compared to $23.2 million (reflecting tax expense of $12.7 million in 2014, compared to nil in 2013);

●           Adjusted net income per diluted share of $0.43, compared to $0.44;

●
EBITDA, adjusted for costs related to the acquisition of CGI, debt refinancing and common stock offering costs, costs related to the start up of our new glass facility, certain new product launch and ERP implementation costs and ineffective hedges, of $46.3 million, including $3.0 million (or 22.8% of sales) of EBITDA from CGI, compared to $37.8 million.

“With the addition of CGI, and the first quarter 2015 launch of our new vinyl WinGuard and EnergyVue products, we are well positioned to continue to take advantage of the housing market rebound and recovery in new housing construction in our primary markets of Florida,” stated PGT’s President and Chief Operating Officer, Jeff Jackson.

Mr. Jackson continued, “Single family housing starts in Florida finished up 4% in 2014 at approximately 56,000. However, history suggests Florida’s population can support housing starts well in excess of that amount.”

Mr. Jackson concluded, “As we look into 2015, we anticipate our quarter over quarter growth to continue, both organically and through our CGI acquisition. For the first quarter of 2015, we anticipate consolidated sales will range between $90 and $93 million. In anticipation of this growth, we invested a lot in our third and fourth quarters of 2014 to expand both our assembly and glass capacity. While the cost to ramp up our capacity was at the high end of our estimates, we are confident the majority of our operational challenges are behind us. Through the first 7 weeks of our first quarter, direct labor and scrap have improved 0.3% and 1.0% of sales, respectively, compared to the fourth quarter. This in part helped improve our January consolidated gross margin to 32.3%. Given our current sales mix, and improved operational performance we anticipate Q1 gross margin to range from 31.5% to 33.0%. Lastly, in 2015 we are adding additional glass capacity, including a laminating line towards the end of the second quarter, which will allow us to fully realize our expected glass capacity related savings.”

Conference Call

As previously announced, PGT will hold a conference call Thursday, February 26, 2015, at 10:30 a.m. eastern time and will simultaneously broadcast it live over the Internet. To participate in the teleconference, kindly dial into the call a few minutes before the start time: 877-769-6798 (U.S. and Canada) and 678-894-3060 (international). A replay of the call will be available beginning February 26, 2015, at 1:30 p.m. eastern time through March 4, 2015. To access the replay, dial 855-859-2056 (U.S. and Canada) and 404-537-3406 (international) and refer to pass code 61255839.

The webcast will also be available through the Investor Relations section of the PGT, Inc. website, http://www.pgtindustries.com.

About PGT

PGT(R) pioneered the U.S. impact-resistant window and door industry and today is the nation's leading manufacturer and supplier of residential impact-resistant windows and doors. Founded in 1980, the company employs approximately 1,700 at its manufacturing, glass tempering, laminating and insulating plants in Florida. Utilizing the latest designs and technology, PGT products are ideal for new construction and replacement projects serving the residential, commercial, high-rise and institutional markets. PGT's product line includes a variety of aluminum and vinyl windows and doors. Product brands include WinGuard (R); SpectraGuard (TM); PremierVue (R); PGT Architectural Systems; and Eze-Breeze (R). PGT Industries is a wholly owned subsidiary of PGT, Inc. (Nasdaq: PGTI).

About CGI

CGI was established in 1992 and has consistently built a reputation based on designing and manufacturing quality impact-resistant products that meet or exceed the stringent Miami-Dade County impact standards. The company has over 200 employees at its manufacturing plant in Miami, Florida. Today the company continues to lead as an innovator in product craftsmanship, strength and style, and its brands are highly recognized and respected by the architectural community. CGI product lines include the Estate Collection, Sentinel by CGI, Estate Entrances, Commercial Series and Targa by CGI. CGI Windows and Doors is an indirect wholly owned subsidiary of PGT, Inc. (Nasdaq:PGTI). For additional information, visit cgiwindows.com.

Forward-Looking Statements

From time to time, we have made or will make forward-looking statements within the meaning of Section 21E of the Exchange Act. These statements do not relate strictly to historical or current facts. Forward-looking statements usually can be identified by the use of words such as “goal”, “objective”, “plan”, “expect”, “anticipate”, “intend”, “project”, “believe”, “estimate”, “may”, “could”, or other words of similar meaning. Forward-looking statements provide our current expectations or forecasts of future events, results, circumstances or aspirations. Our disclosures in this report contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. We may also make forward-looking statements in our other documents filed or furnished with the Securities and Exchange Commission and in oral presentations. Forward-looking statements are based on assumptions and by their nature are subject to risks and uncertainties, many of which are outside of our control. Our actual results may differ materially from those set forth in our forward-looking statements. There is no assurance that any list of risks and uncertainties or risk factors is complete. Factors that could cause actual results to differ materially from those described in our forward-looking statements include, but are not limited to:

•	Changes in new home starts and home remodeling trends
•	The economy in the U.S. generally or in Florida where the substantial portion of our sales are generated
•	Raw material prices, especially aluminum
•	Integration of CGI
•	Transportation costs
•	Level of indebtedness
•	Dependence on our WinGuard branded product lines
•	Product liability and warranty claims
•	Federal and state regulations
•	Dependence on our manufacturing facilities

Any forward-looking statements made by us or on our behalf speak only as of the date they are made and we do not undertake any obligation to update any forward-looking statement to reflect the impact of subsequent events or circumstances. Before making any investment decision, you should carefully consider all risks and uncertainties disclosed in all our SEC filings, including our reports on Forms 8-K, 10-Q and 10-K and our registration statements under the Securities Act of 1933, as amended, all of which are accessible on the SEC’s website at www.sec.gov and at  http://ir.pgtindustries.com/sec.cfm.

Use of Non-GAAP Financial Measures

This Press Release and the financial schedules include financial measures and terms not calculated in accordance with generally accepted accounting principles in the United States (GAAP). We believe that presentation of non-GAAP measures such as adjusted gross margin, adjusted net income, adjusted net income per share, EBITDA and adjusted EBITDA provides investors and analysts with an alternative method for assessing our operating results in a manner that enables investors and analysts to more thoroughly evaluate our current performance compared to past performance. We also believe these non-GAAP measures provide investors with a better baseline for assessing our future earnings potential. The non-GAAP measures included in this release are provided to give investors access to types of measures that we use in analyzing our results.

Adjusted net income consists of GAAP net income adjusted for the items included in the accompanying reconciliation. Adjusted net income per share consists of GAAP net income per share adjusted for the items included in the accompanying reconciliation. We believe these measures enable investors and analysts to more thoroughly evaluate our current performance as compared to the past performance and provide a better baseline for assessing the company’s future earnings potential. However, these measures do not provide a complete picture of our operations.

EBITDA consists of GAAP net income adjusted for the items included in the accompanying reconciliation. Adjusted EBITDA consists of EBITDA adjusted for the items included in the accompanying reconciliation. We believe that EBITDA and adjusted EBITDA provide useful information to investors and analysts about the company’s performance because they eliminate the effects of period to period changes in taxes, costs associated with capital investments and interest expense. EBITDA and adjusted EBITDA do not give effect to the cash the company must use to service its debt or pay its income taxes and thus do not reflect the funds generated from operations or actually available for capital investments.

Our calculations of adjusted gross margin, adjusted net income, adjusted net income per share, EBITDA and adjusted EBITDA are not necessarily comparable to calculations performed by other companies and reported as similarly titled measures. These non-GAAP measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP measures. Schedules that reconcile adjusted net income, adjusted net income per share, EBITDA and adjusted EBITDA to GAAP net income are included in the financial schedules accompanying this release.

CONTACT: PGT, Inc.
Brad West, Vice President and CFO
941-480-1600
bwest@pgtindustries.com

PGT, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited - in thousands, except per share amounts)

	Three Months Ended		Year Ended
	January 3,	December 28,	January 3,	December 28,
	2015	2013	2015	2013

Net sales	$84,722	$62,035	$306,388	$239,303
Cost of sales	61,031	41,410	213,596	159,169
Gross profit	23,691	20,625	92,792	80,134
Gain on sale of assets held	-	-	-	(2,195)
Selling, general and administrative expenses	15,758	13,777	56,377	54,594
Income from operations	7,933	6,848	36,415	27,735
Interest expense	3,151	956	5,960	3,520
Debt extinguishment costs	(204)	-	2,625	333
Other expense, net	832	29	1,750	437
Income before income taxes	4,154	5,863	26,080	23,445
Income tax expense (benefit)	1,233	519	9,675	(3,374)
Net income	$2,921	$5,344	$16,405	$26,819

Basic net income per common share	$0.06	$0.11	$0.35	$0.55

Diluted net income per common share	$0.06	$0.11	$0.33	$0.51

Weighted average common shares outstanding:
Basic	47,667	46,824	47,376	48,881

Diluted	49,941	49,554	49,777	52,211

PGT, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited - in thousands)

	January 3,	December 28,
	2015	2013
ASSETS
Current assets:
Cash and cash equivalents	$42,469	$30,204
Accounts receivable, net	25,374	20,821
Inventories	19,970	12,908
Prepaid expenses	1,564	1,538
Other current assets	4,900	3,166
Deferred income taxes	5,160	2,763
Total current assets	99,437	71,400

Property, plant and equipment, net	60,898	44,123
Intangible assets, net	82,724	38,869
Goodwill	66,580	-
Other assets, net	2,110	2,240
Total assets	$311,749	$156,632

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued expenses	$17,328	$15,522
Current portion of long-term debt	1,962	4,890
Total current liabilities	19,290	20,412

Long-term debt	191,792	72,365
Deferred income taxes	25,956	13,380
Other liabilities	735	1,400
Total liabilities	237,773	107,557

Total shareholders' equity	73,976	49,075
Total liabilities and shareholders' equity	$311,749	$156,632

PGT, INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES TO THEIR GAAP EQUIVALENTS
(unaudited - in thousands, except per share amounts)

	Three Months Ended		Year Ended
	January 3,	December 28,	January 3,	December 28,
	2015	2013	2015	2013
Reconciliation to Adjusted Net Income and
Adjusted Net Income per share (1):
Net income	$2,921	$5,344	$16,405	$26,819
Reconciling items:
Gain on sale of Salisbury, NC facility (2)	-	-	-	(2,195)
Expenses related to offering of common stock
and debt refinancing (3)	-	-	-	1,918
Expenses related to debt extinguishment (4)	(204)	-	2,625	-
Ineffective and de-designated hedges (5)	832	-	2,020	-
CGI acquisition costs (6)	167	-	1,700	-
Addition of new glass processing facility (7)	1,160	-	1,491	-
New product and ERP launch costs (8)	402	-	402	-
Discrete tax items (9)	-	524	-	(3,374)
Tax effect of reconciling items	(1,036)	-	(3,042)	-
Adjusted net income	$4,242	$5,868	$21,601	$23,168

Weighted average shares outstanding:
Diluted	49,941	49,554	49,777	52,211

Adjusted net income per share - diluted	$0.08	$0.12	$0.43	$0.44

Reconciliation to EBITDA and Adjusted EBITDA:
Net income	$2,921	$5,344	$16,405	$26,819
Reconciling items:
Depreciation and amortization expense	2,396	2,694	5,980	11,080
Interest expense	3,151	956	5,960	3,520
Income tax expense (benefit)	1,233	519	9,675	(3,374)
EBITDA	9,701	9,513	38,020	38,045
Add-backs:
Gain on sale of Salisbury, NC facility (2)	-	-	-	(2,195)
Expenses related to offering of common stock
and debt refinancing (3)	-	-	-	1,918
Expenses related to debt extinguishment (4)	(204)	-	2,625	-
Ineffective and de-designated hedges (5)	832	-	2,020	-
CGI acquisition costs (6)	167	-	1,700	-
Addition of new glass processing facility (7)	1,160	-	1,491	-
New product and ERP launch costs (8)	402	-	402	-
Adjusted EBITDA	$12,058	$9,513	$46,258	$37,768
Adjusted EBITDA as percentage of net sales	14.2%	15.3%	15.1%	15.8%

(1) The Company's non-GAAP financial measures were explained in its Form 8-K filed February 25, 2015.

(2) Gain on sale of Salisbury, NC facility of $2.2 million represents the net selling price of approximately $7.5 million less the asset's carrying value at the time of the sale of approximately $5.3 million.

(3) Expenses related to the offering of 12.65 million shares of common stock of PGT by JLL Partners, and the unamortized costs that were written off as a result of the debt refinancing. Approximately $1.6 million of these charges are included in selling, general and administrative expenses, while the remaining $333 thousand are included in other expense (income) for the year ended December 28, 2013.

(4) Costs associated with the termination of our then existing credit facility as a result of the refinancing completed in September 2014, which included certain estimates in the third quarter that were finalized in the fourth quarter of 2014.

(5) Charges associated with our interest rate swap of $1.6 million, including $429 thousand in the fourth quarter, that was de-designated for accounting purposes during the third quarter of 2014 in connection with entering into the new credit facility and charges for ineffective aluminum hedges of $403 thousand in the fourth quarter of 2014.

(6) Costs associated with CGI Windows and Doors, Inc. acquisition completed on September 22, 2014, included in selling, general and administrative expenses.

(7) Start-up costs incurred for the new glass facility that began production in September 2014, included in cost of goods sold.

(8) Costs associated with new product launch and ERP implementation, of which $167 thousand is included in selling, general and administrative expenses and $235 thousand is included in cost of goods sold.

(9) During the second quarter of 2013, we reversed the valuation allowance on deferred tax assets (DTA) of approximately $3.9 million.  In the fourth quarter of 2013, we recorded $524 thousand of tax expense in excess of the release of the net operating loss valuation allowance.